    Exhibit 99.2

February 15, 2012	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Lewis
918-588-5325

ONEOK Schedules 2012 Annual Meeting of Shareholders;
Sets Record Date

TULSA, Okla. – Feb. 15, 2012 – ONEOK, Inc. (NYSE: OKE) will hold its 2012 annual meeting of shareholders on May 23, 2012, at 9 a.m. Central Daylight Time. The meeting also will be audio webcast on ONEOK’s website, www.oneok.com.

The record date for determining shareholders entitled to receive notice of the meeting and to vote is March 26, 2012.

What:	ONEOK, Inc. 2012 Annual Meeting of Shareholders

When:	9 a.m. CDT, May 23, 2012

Where:	ONEOK Plaza, 100 West 5th Street, Tulsa, Okla.

How:	Log on to the Web at www.oneok.com

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

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